SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 10, 2018

CRAFT BREW ALLIANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street
Portland, OR 97227-1733
(Address of Principal Executive Offices, Zip Code)

(503) 331-7270
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company       ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 10, 2018, Craft Brew Alliance, Inc. (the "Company"), and Bank of America, N.A. ("BofA"), executed a First Amendment (the "Amendment") to the Amended and Restated Credit Agreement dated as of November 30, 2015 (the "Credit Agreement"), among the Company as borrower, its subsidiaries as guarantors, and BofA. The primary changes effected by the Amendment were to increase the maximum amount available under, and extend the maturity date of, the revolving credit facility. The Amendment also increased the maximum total amount of investments in other craft brewers, other than the acquisition of all or substantially all the assets or a controlling ownership interest, from $5,000,000 to $10,000,000.

As amended, the Credit Agreement provides for a credit facility which includes a $45,000,000 reducing revolving facility, including a $2,500,000 sublimit for the issuance of standby letters of credit, as well as a term loan facility in the approximate amount of $8,900,000 as of the date of this report. The maximum amount of the revolving facility is subject to loan commitment reductions in the amount of $750,000 each quarter beginning March 31, 2020. The Company may use the proceeds of the credit facility for general corporate purposes, including capital expenditures. The term of the credit facility expires on September 30, 2023.

As amended, the Credit Agreement requires the Company to satisfy the following financial covenants: (i) a Consolidated Leverage Ratio of 3.50 to 1.00 and (ii) a Fixed Charge Coverage Ratio of 1.20 to 1.00. Failure to maintain compliance with these covenants is an event of default and would give BofA the right to declare the entire outstanding loan balance immediately due and payable.

Additional terms of the Credit Agreement are summarized in Note 9 to the Company's audited financial statements included in Item 8 of its Annual Report on Form 10-K for the year ended December 31, 2017.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The purchase by the Company of the intellectual property assets of Cisco Brewers, Inc. ("Cisco"), relating to its malt beverage products (the "Products"), including all trademarks, logos, and goodwill, as well as raw materials, finished goods, work in process, packaging materials, specified contract rights, and other assets relating to the manufacture and sale of those Products (the "Purchase Transaction"), was completed on October 10, 2018. The Company paid $23,000,000 in cash (the "Purchase Price"), assumed certain liabilities relating to the acquired assets, and agreed to pay an additional amount as a cash incentive payment based on Product shipments in 2023 in excess of a specified number of barrels. The Purchase Transaction excluded certain assets owned by Cisco, including intellectual property rights associated with its operation of its brewpub in Nantucket and a taproom in Boston, Massachusetts, as well as the Company's brewpub in Portsmouth, New Hampshire, which Cisco began operating in June 2018 pursuant to an arrangement with the Company. Of the Purchase Price, $690,000 was placed in escrow to cover potential liabilities associated with certain third party and direct claims relating to the assets purchased and liabilities assumed in the Purchase Transaction.

The parties also entered into an agreement permitting Cisco to operate up to three initial brewpubs and any number of “pop-up” locations, royalty-free under a non-exclusive license arrangement, using the intellectual property rights associated with the Products acquired by the Company in the Purchase Transaction. The license agreement permits Cisco to operate additional brewpubs upon the payment of a $50,000 annual royalty per brewpub.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is by this reference incorporated in this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On October 10, 2018, the Company entered into a definitive agreement to acquire substantially all the assets of Appalachian Mountain Brewery ("AMB"), subject to regulatory approval by the U.S. Alcohol and Tobacco Tax and Trade Bureau and the approval of holders of a majority of the outstanding shares of voting capital stock of AMB. Also on October 10, 2018, the Company acquired a 75.5 percent interest in Wynwood Brewing Company, LLC ("Wynwood"). The Company had previously purchased a 24.5 percent interest in Wynwood in July 2017. Wynwood, which operates a brewery and taproom in Miami, Florida, is now a wholly owned subsidiary of the Company. Additional details regarding the purchase transactions relating to AMB and Wynwood, as well as the acquisition of the Cisco brand and related assets, are set forth in the Company's press release dated October 10, 2018, which is furnished as Exhibit 99.1 to this report.

Item 9.01	Financial Statement and Exhibits.

(d)     Exhibits: The following exhibit is furnished with this Form 8-K:

Exhibit 99.1     Press Release dated October 10, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREW ALLIANCE, INC.

Dated: October 10, 2018	By:	/s/Edwin A. Smith
Edwin A. Smith
Corporate Controller and Principal Accounting Officer